Exhibit 8.1

Robert H. Miller

T: (650) 843-5351
September 13, 2011	bmiller@cooley.com

AMAG Pharmaceuticals, Inc.

100 Hayden Avenue

Lexington, MA 02421

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy Statement/Prospectus, filed with the Securities and Exchange Commission on August 22, 2011 and amended on September 13, 2011 (Registration No. 333-176433) pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 19, 2011, as amended on August 8, 2011, by and among AMAG Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Alamo Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Allos Therapeutics, Inc., a Delaware corporation (the “Company”), including exhibits and schedules thereto (the “Merger Agreement”).  Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which the existing stockholders of the Company will receive shares of Parent Common Stock and in which the Company will become a wholly-owned subsidiary of Parent.  Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Parent in connection with the Merger.  As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(i)                                     the Merger Agreement;

(ii)                                  the Registration Statement;

(iii)                               the tax representation letter from Parent and Merger Sub to Cooley LLP and to Latham & Watkins LLP furnished pursuant to Section 5.9(b) of the Merger Agreement, and the tax representation letter from Company to Cooley LLP and to Latham & Watkins LLP furnished pursuant to Section 5.9(b) of the Merger Agreement (collectively, the “Tax Representation Certificates”); and

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(iv)                              such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company, and to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)                                 Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)                                  All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, and by their respective employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Merger Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)                           Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)                          All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(v)                             The Merger will be consummated in accordance with the Merger Agreement without any waiver, breach or amendment of any provision thereof, and the Merger will be effective under applicable state law.

Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that the discussion of federal income tax issues contained in the Registration Statement entitled “Material United States Federal Income Tax Consequences of the Merger” insofar as it relates to statements of law and legal conclusions, and subject to the limitations, qualifications, assumptions, and caveats set forth therein, is correct in all material respects, as of the date hereof.

This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above.  In addition, no opinion is expressed as to any United States federal tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the United States federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body.  The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings.  No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.

This opinion is being delivered solely in connection with the filing of the Registration Statement.  We consent to the reference to our firm under the caption “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are an “expert” within the meaning of, or are in the category of person whose consent is required under Section 7 of, the Securities Act of 1933, as amended.

Sincerely,

COOLEY LLP

By:	/s/ Robert H. Miller
Robert H. Miller